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                                                                     EXHIBIT 5.1



                     [LETTERHEAD OF O'MELVENY & MYERS LLP]
                                  May 7, 1997



                                                                     020,727-004



Amerigon Incorporated
404 East Huntington Drive
Monrovia, California 91016-3600



Gentlemen:



    At your request, we have examined the Registration Statement (File No. 333-25805) on Form S-3 (the "Registration Statement") filed by Amerigon Incorporated, a California corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 1,620,000 Class A Warrants (the "Warrants") of the Company to be sold by certain shareholders of the Company (the "Selling Securityholders") and the 1,620,000 shares of the Company's Class A Common Stock ("Class A Common Stock") issuable upon exercise of the Warrants. We have also examined the (i) form of Subscription Agreement by and between the Company and each of the Selling Securityholders and (ii) form of Warrant Agreement (the "Warrant Agreement") by and among the Company, D.H. Blair Investment Banking Corp., and U.S. Stock Transfer Corporation, as Warrant Agent.



    We are familiar with the proceedings heretofore taken by the Company in connection with the authorization, issuance and sale of the Warrants.



    It is our opinion that:



        1. The Warrants constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.



        2. Upon payment of the exercise price for the shares of Class A Common Stock to be issued upon exercise of the Warrants and the issuance and delivery thereof in accordance with the Warrants and the Warrant Agreement, and the countersigning of the certificate or certificates representing such shares by a duly authorized signatory of the registrar for the Company's Class A Common Stock, such shares will be validly issued, fully paid and non-assessable.



    We consent to the use of this opinion as an exhibit to the Registration Statement.



                                          Respectfully submitted,



                                          /s/ O'Melveny & Myers LLP